UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.   )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under § 240.14a-12

FERMI INC.
(Name of Registrant as Specified In Its Charter)

VICKSBURG INVESTMENTS MANAGEMENT LLC TOBY R. NEUGEBAUER MELISSA A. NEUGEBAUER 2020 TRUST DAVID A. DAGLIO CHARLES M. ELSON JOHN T. JIMENEZ JANET YANG
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Toby R. Neugebauer, Vicksburg Investments Management LLC and Melissa A. Neugebauer 2020 Trust (collectively, the “Fermi Founder Parties”), David A. Daglio, Charles M. Elson, John T. Jimenez and Janet Yang (collectively with the Fermi Founder Parties, the “Participants”), at this time no longer intend to file a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes in connection with the special meeting of shareholders of Fermi Inc., a Texas corporation (“Fermi” or the “Company”), previously scheduled to be held on May 29, 2026 (the “Special Meeting”).

Mr. Neugebauer validly called the Special Meeting on April 17, 2026 in his capacity as President and Chief Executive Officer of the Company. While the Company has claimed to have cancelled the Special Meeting, no court has supported that claim—despite the Company unsuccessfully seeking such a declaration from a federal court earlier this month. The Fermi Founder Parties currently believe that the solicitation for the Special Meeting as originally scheduled has become legally impracticable due to continued obstruction by the Company, including a failure to provide the stock ledger required for proper notice of the Special Meeting, attempts to cancel the meeting, and the unilateral and unprecedented adoption of bylaw amendments that would effectively block the proposals to be considered at the Special Meeting. In light of these self-preserving actions, the Fermi Founder Parties believe any victory achieved at the Special Meeting would be attacked by the Board in yet another maneuver to invalidate the shareholder franchise.

As a result, the Participants have determined to withdraw their solicitation for the Special Meeting and will not solicit any proxies from shareholders of the Company in connection with the Special Meeting, and do not intend to file a definitive proxy statement with the SEC or deliver a BLUE proxy card with respect to the Special Meeting. In the event that a court postpones the meeting and addresses the Company’s obstructionist actions, the Participants reserve the right to resume the solicitation.